Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”), dated as of February 13, 2019, is made and entered into by and between Amedisys, Inc. (the “Company”) and Linda Hall (“Hall”) .

WITNESSETH:

WHEREAS, Hall desires to retire as a member of the Company’s Board of Directors (the “Board”), effective as of the end of her current term as a director, which expires at the 2019 Annual Meeting of Stockholders currently planned to be held on June 7, 2019 (the “Retirement Date”) and to provide consulting services to the Company following the Retirement Date as the Board may reasonably consider appropriate; and

WHEREAS, in light of Hall’s retirement and in appreciation of the significant contributions that Hall has made to the Company, the parties desire to enter into this Agreement and to set forth their respective rights and obligations regarding Hall’s consulting arrangement.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    Retirement. Hall hereby agrees to retire as a director of the Company (including as a member of all committees of the Board on which she serves), effective as of the Retirement Date. Hall hereby agrees and confirms that she is not retiring or resigning from the Board as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Following the Retirement Date, Hall shall not be eligible to receive any compensation provided to the members of the Board pursuant to the Company’s generally applicable non-employee director compensation arrangements or otherwise.

2.    Consulting Period. On the Retirement Date, the Company agrees to retain Hall as a consultant to provide the services described in Section 3 below from the Retirement Date until the first anniversary of the Retirement Date (the “Consulting Period”), as provided in this Agreement.

3.    Consulting Services. Hall shall provide such consulting services to the Company as reasonably requested by the Board from time to time. These services may include but are not limited to compliance with federal and state health care laws and regulations, fraud and abuse laws and applicable Medicare program requirements, compliance with any Corporate Integrity Agreements or similar obligations to which the Company may be subject and cooperating with the Company regarding any matters of which Hall has particular knowledge (the “Consulting Services”). The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Hall. Hall shall provide these services in Punta Gorda, Florida or such other location as may be reasonable and convenient to Hall; provided that Hall may be required to travel in connection with her performance of the Consulting Services as reasonably requested by the Company. All reasonable and necessary business expenses incurred by Hall in the performance of the Consulting Services shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies applicable to independent contractors.

4.    Compensation. In consideration for and subject to Hall’s continued compliance with the agreements, releases and covenants set forth in Sections 1, 3, 6, 7 and 8, Hall shall, effective as of the Retirement Date and contingent upon her compliance with Sections 6, 7 and 8, be entitled to receive the following from the Company (the “Retirement Benefits”):

(a)    A cash payment equal to six thousand two hundred fifty dollars ($6,250) per month during the Consulting Period (the “Consulting Fees”); and

(b)    Effective on the Retirement Date, shares of nonvested common stock of the Company valued at $150,000, with the number of shares issued determined by dividing the total value of $150,000 by the closing price of the Company’s common stock on the Retirement Date and rounding up to the next whole share (the “Restricted Stock”), which Restricted Stock shall be issued to Hall pursuant to the Company’s 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”). The Restricted Stock is subject to time-based vesting conditions and will vest 100% on the first anniversary of the Retirement Date, predicated upon Hall’s provision of the Consulting Services through the vesting date and compliance with the terms of this Agreement.

The Consulting Fees shall be paid monthly in arrears by the 15th day of the following month. Should Hall die or become “disabled” (within the meaning of the term “Disability” as defined in the 2018 Plan) during the Consulting Period, then (i) the Company shall make a lump sum cash payment to Hall (or, in the event of her death, to her estate) of an amount equal to the remaining Consulting Fees owed through the end of the Consulting Period, with such payment to be made as soon as practicable (but in all events within thirty (30) days) following the date of Hall’s death or Disability and (ii) the Restricted Stock shall become fully vested.

5.    Status. Hall acknowledges and agrees that her status at all times during the Consulting Period shall be that of an independent contractor. The parties hereby acknowledge and agree that the compensation provided for in Section 4 shall represent fees for Consulting Services provided by Hall as an independent contractor, and shall be paid without any deductions or withholdings for taxes.

6. Release.

(a)    In consideration of the Retirement Benefits described in Section 4 above, Hall for herself, her affiliates, spouse, agents, heirs, assigns and any other person or entity claiming to claim through her hereby, knowingly, voluntarily, unconditionally and irrevocably releases and discharges the Company, its successors, predecessors, affiliates and subsidiaries and each of the foregoing entities’ respective affiliates, predecessors, successors, directors, officers, partners, trustees, fiduciaries, managers, members, employees, agents, representatives and benefit plans (collectively, the “Company Released Parties”) from any and all claims, debts, liabilities, causes of action, charges, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, commitments, arrangements, promises, or obligations or understandings of any kind whatsoever in law or equity, WHETHER WRITTEN OR ORAL, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ASSERTED OR UNASSERTED, CONDITIONAL OR UNCONDITIONAL, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, WHETHER CONTRACTUAL, STATUTORY OR OTHERWISE, AND UNDER ANY KNOWN OR UNKNOWN DUTIES, EITHER FIDUCIARY OR OTHERWISE, INCLUDING LIABILITIES ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY COMPANY

RELEASED PARTY, that Hall has now, has had or at any time hereafter may have against any of the Company Released Parties (collectively, the “Released Claims”); provided, however, that the foregoing release shall not waive or release claims of any director fees that have (i) accrued at or prior to the Retirement Date and have not been paid to Hall in full as of such date or (ii) are payable pursuant to the terms of this Agreement. Hall also acknowledges that other than with respect to the Restricted Stock to be issued pursuant to Section 4(b), she shall have no further rights with respect to unvested equity or equity-based compensation pursuant to the 2018 Plan or otherwise. Hall shall refrain from asserting any claim or otherwise attempting to collect or enforce any such Released Claim against any of the Company Released Parties. In addition, Hall hereby waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in its favor at the time of executing the release which, if known by it, may have materially affected its settlement with the other person.

(b)    Notwithstanding Section 6(a), the Company agrees and acknowledges (i) that Hall shall remain eligible for indemnification for any claims which relate to her service as a director prior to the Retirement Date, subject to the limits set forth under applicable law and the terms of the Company’s certificate of incorporation and bylaws and (ii) the Company shall maintain one or more directors and officers liability insurance policies which shall cover, on terms no less favorable to those of the Company’s existing insurance policy, events which occur prior to and including the Retirement Date.

7.    Non-Disclosure of Confidential Information.

(a)    During the Consulting Period and thereafter, Hall shall not, without the prior written consent of the Company, disclose to anyone or make use of any Confidential Information (as defined below), except in the performance of her duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires her to divulge, disclose or make accessible such information. In the event that Hall is so ordered, she shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b)    “Confidential Information” shall mean all information regarding the Company, its activities, business or customers that is the subject of reasonable efforts by the Company to maintain its confidentiality, including (i) information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information that is or becomes part of the public domain, other than through the breach of this Agreement by Hall.

8.    Non-Disparagement. Hall agrees that, during the Consulting Period and thereafter, she will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Consulting Period and thereafter, the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Hall or her reputation. Notwithstanding the foregoing, nothing in this Section 8 shall preclude either Hall or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process or otherwise pursuing, in good faith, enforcement of their respective rights under this Agreement.

9.    Assignability. Hall may not assign or transfer this Agreement or any of Hall’s rights, duties or obligations hereunder. The Company may assign this Agreement to any person or entity acquiring all or substantially all of the assets (by merger or otherwise) of the Company so long as such person, entity or affiliate assumes the Company’s obligations hereunder.

10.    Entire Agreement; Amendment. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to Hall’s retirement and engaging Hall as a consultant to the Company on the Retirement Date. This Agreement may not be changed or amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

11.    Severability. If any one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired.

12.    Remedies. Hall and the Company acknowledge and agree that any violation of Section 7 and/or Section 8 of this Agreement would result in irreparable injury for which monetary damages would be an inadequate remedy. Therefore, Hall and the Company shall each be entitled as a matter of right to seek an injunction to prevent a breach of the covenants and obligations set forth in Section 7 and Section 8 of this Agreement and such right shall be cumulative and in addition to any other remedies which may be available.

13.    Applicable Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely therein, without giving effect to its conflicts of laws principles or rules, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

14.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same Agreement. One or more counterparts of this Agreement may be delivered by facsimile or photographic copy of the signed counterpart, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

AMEDISYS, INC.

By:	/s/ David L. Kemmerly
Name:	David L. Kemmerly
Title:	General Counsel & SVP, Government Affairs

/s/ Linda J. Hall
Linda J. Hall